DEFERRED PROSECUTION AGREEMENT
CERTIFICATE OF CORPORATE RESOLUTION
INFORMATION
STIPULATION OF FACTS

Exhibit 10.1

EOC:DBP/ERK
F.#2004r02093
CA.DPAgt.wpd

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
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UNITED STATES OF AMERICA

- against -	Cr. No. 04-837 (ILG)

COMPUTER ASSOCIATES INTERNATIONAL, INC.,

Defendant.

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DEFERRED PROSECUTION AGREEMENT

          The defendant COMPUTER ASSOCIATES INTERNATIONAL, INC. (“CA”), by its undersigned attorneys, pursuant to authority granted by its Board of Directors in the form of a Board Resolution (a copy of which is attached hereto as Exhibit A), and the United States Attorney’s Office for the Eastern District of New York (the “Office”), hereby enter into this Deferred Prosecution Agreement (the “Agreement”). Except as specifically provided below, and in accordance with the provisions specified in paragraphs 22 and 24 below, this Agreement shall be in effect for a period of 18 months.

Information

          1. The United States will file an Information in the United States District Court for the Eastern District of New York charging CA with (a) securities fraud in violation of Title 15, United States Code, Section 78j(b) (Count 1), and (b) obstruction of justice in violation of Title 18, United States Code, Section 1512(c)(2) (Count 2) (the “Information”).

     Acknowledgment of Violation of Law and Acceptance of Responsibility

          2. CA accepts and acknowledges that, as set forth in detail in the Information (a copy of which is attached hereto as Exhibit B) and the Stipulation of Facts (attached hereto as Exhibit C), both of which are incorporated herein by reference, through the conduct of certain CA executives, officers and employees during the relevant time period, CA:

               (a) filed and caused to be filed for certain of CA’s fiscal periods materially false and misleading financial reports and other documents with the Securities and Exchange Commission (the “SEC”), and made other materially false and misleading public statements and omissions, in connection with the purchase and sale of CA securities, relating to improper accounting practices employed at CA involving the accelerated recognition of revenues associated with multiple backdated software license agreements; and

               (b) obstructed an investigation being conducted by a grand jury sitting in the Eastern District of New York, with the assistance of the Federal Bureau of Investigation (the “FBI”), involving accounting and financial fraud at CA (the “Grand Jury Investigation”), and an investigation being conducted by the SEC involving accounting and financial fraud at CA (the “SEC Investigation”).

          3. CA accepts and acknowledges full responsibility for the conduct set forth in the Information and in the Stipulation of Facts by entering into this Agreement and by, among other things: (a) the remedial actions that CA has taken to date (described in paragraph 4 below); (b) CA’s continuing commitment of full cooperation with the Office, the FBI and the SEC (collectively, the “Investigative Entities”); (c) CA’s agreement to fulfill all of the undertakings CA has made in this Agreement, including to pay $225,000,000 in restitution to compensate former and current CA shareholders for losses caused by the conduct set forth in the Information and the Stipulation of Facts; (d) CA’s agreement to comply in the future with Federal criminal laws, including Federal securities laws; and (e) CA’s issuance of up to 5.7 million shares of CA Common Stock and payment of cash, at a total cost to CA to date of approximately $163 million, to compensate present and former CA shareholders in connection with the following cases brought in the United States District Court for the Eastern District of New York, In re Computer Associates Class Action Securities Litigation, 98 Civ. 4839 (TCP), In re Computer Associates 2002 Class Action Securities Litigation, 02 Civ. 1226 (TCP), Ambler v. Computer Associates, 02 Civ. 6281 (TCP), and Federman v. Artzt, et. al, 03 Civ. 4199 (TCP).

          4. CA represents that its Board of Directors and current senior management have taken numerous remedial actions in response to the misconduct at CA that has been discovered by the Grand Jury Investigation, the SEC Investigation and an internal investigation conducted by CA (described in paragraph 5 below). These remedial actions have included:

               (a) terminating CA officers and employees who were responsible for the improper accounting, inaccurate financial reporting, and obstruction of justice set forth in the Information and Stipulation of Facts;

               (b) terminating CA officers and employees who refused to cooperate with CA’s internal investigation or who otherwise took steps to obstruct or impede that investigation; and

               (c) appointing new management, including, but not limited to, an Interim Chief Executive Officer, a new Chief Operating and Chief Financial Officer, a new Head of Worldwide Sales, and a new General Counsel.

Continuing Obligation of Cooperation

          5. In late-July 2003, CA, through its Audit Committee, retained the law firm of Sullivan & Cromwell LLP (“S&C”) to conduct an internal investigation into CA’s accounting and financial practices. In December 2003, CA’s internal investigation was expanded to include an inquiry into whether any of CA’s officers and employees obstructed or failed to cooperate with the Grand Jury Investigation and the SEC Investigation. CA’s internal investigation was conducted with the assistance of a forensic accounting team from PricewaterhouseCoopers (“PwC”) and involved more than 100 interviews and the review of hundreds of thousands of pages of documents and e-mails. CA has shared with the Investigative Entities the results of its internal investigation, including documents that might otherwise have been withheld under the attorney-client privilege and the work-product doctrine. CA acknowledges and understands that its prior, ongoing and future cooperation are important and material factors underlying the Office’s decision to enter into this Agreement, and, therefore, CA agrees to continue to cooperate fully and actively with the Investigative Entities and with any other agency of the government designated by the Office (“Designated Agencies”) regarding any matter about which CA has knowledge or information.

          6. During the term of this Agreement, CA agrees that its continuing cooperation shall include, but not be limited to, the following:

               (a) Completely and truthfully disclosing all information in its possession to the Investigative Entities about which the Investigative Entities may inquire, including but not limited to all information about activities of CA, present and former members of CA’s Board of Directors, and CA’s officers, employees, and agents;

               (b) Assembling, organizing and providing all documents, records, and other evidence in CA’s possession, custody, or control as reasonably may be requested by any of the Investigative Entities or Designated Agencies;

               (c) Not asserting, in relation to the Investigative Entities, any claims of attorney-client privilege or attorney work-product doctrine as to any documents, records, information or testimony requested by the Investigative Entities related to: (i) factual internal investigations concerning the conduct set forth in the Information and the Stipulation of Facts; or (ii) legal advice given contemporaneously with, and related to, such conduct. Such materials are referred to hereinafter as the “Confidential Materials.” By producing the Confidential Materials pursuant to this Agreement, CA does not intend to waive the protection of the attorney-client privilege or the attorney work-product protection, or any other privilege applicable, as to third parties. The Investigative Entities will maintain the confidentiality of the Confidential Materials pursuant to this Agreement and will not disclose them to any third party, except to the extent that any Investigative Entity determines, in its sole discretion, that disclosure is otherwise required by law or would be in furtherance of the discharge of its duties and responsibilities.

               (d) Using its reasonable best efforts to make available its present and former officers and employees to provide information and/or testimony as requested by the Investigative Entities or any of the Designated Agencies, including sworn testimony before a grand jury or in court proceedings, as well as interviews with law enforcement authorities. Cooperation under this paragraph shall include identification of witnesses who, to CA’s knowledge and information, may have material information concerning the conduct set forth in the Information and the Stipulation of Facts.

               (e) Providing testimony or information necessary to identify or establish the original location, authenticity, or other basis for admission into evidence of documents or physical evidence in any criminal or other proceeding as requested by the Investigative Entities or any of the Designated Agencies, including information and testimony concerning the conduct set forth in the Information and Stipulation of Facts.

               (f) With respect to any information, testimony, documents, records or physical evidence provided by CA to the Investigative Entities, any of the Designated Agencies or a grand jury, other than Confidential Materials, CA consents to any and all disclosures of such materials to such Designated Agencies as the Office, in its sole discretion, deems appropriate. With respect to any such materials that constitute “matters occurring before the grand jury” within the meaning of Rule 6(e) of the Federal Rules of Criminal Procedure, CA further consents to: (i) any order sought by the Office permitting such disclosures; and (ii) the Office’s ex parte or in camera application for such orders; and

               (g) Providing active assistance, including assistance by S&C and PwC, in connection with any investigation, criminal prosecution, civil trial or other legal proceeding brought by the Investigative Entities, including any proceeding seeking to obtain disgorgement (or other similar relief) of compensation (including compensation received pursuant to any CA stock option or similar plan) from any present or former CA officer or employee. CA and its Board of Directors will fully support efforts by the Investigative Entities to obtain disgorgement of compensation from any present or former CA officer or employee who engaged in any improper conduct while employed at CA. To the extent permitted by applicable law, CA may be entitled to apply as a victim, on behalf of itself and/or its present or former shareholders, for an award of some or all of the amount of any such disgorged compensation obtained by the Investigative Agencies from such present and former CA officers or employees.

          7. CA agrees that, following the expiration of this Agreement as specified in paragraph 24 below, CA will continue to fulfill the cooperation obligations set forth in paragraph 6 above in connection with any investigation, criminal prosecution or civil proceeding brought by any of the Investigative Entities relating to or arising out of the conduct set forth in the Information and the Stipulation of Facts. CA’s obligation to cooperate is not intended to apply in the event that CA is a defendant in any such proceeding.

Payment of Restitution to CA Shareholders

          8. In addition to CA’s payment of compensation to current and former CA shareholders in connection with the civil litigation described in paragraph 3 above, CA agrees to pay an additional $225,000,000 for purposes of restitution to current and former CA shareholders who suffered losses because of the conduct of certain former CA officers and employees set forth in the Information and Stipulation of Facts, according to the following schedule: $75,000,000 within 30 days of the date of approval by the Court of this Agreement to defer prosecution, as specified in paragraph 23 below; $75,000,000 within one year of the date of the Court’s approval of this Agreement to defer prosecution; and $75,000,000 within 18 months of the Court’s approval of this

Agreement to defer prosecution. The monies paid by CA in accordance with this paragraph shall constitute the “Restitution Fund.” In the event that the Restitution Plan (defined in paragraph 11 below) has not been approved by the Court by the date of the first payment specified above to the Restitution Fund, CA shall deposit such funds in an interest-bearing account at a financial institution under terms approved by the Office.

          9. CA agrees that it will not, in connection with the monies it pays into the Restitution Fund, seek, obtain or accept any reimbursement or other payments or credits from any insurer of CA or of any of its divisions or subsidiaries.

          10. CA agrees to retain and to compensate an individual or entity to administer the distribution of the proceeds of the Restitution Fund to current and former CA shareholders (the “Fund Administrator”). The Fund Administrator’s compensation will not be paid out of the Restitution Fund. CA will ensure, as a condition of retention, that the Fund Administrator agree to abide by all the terms and conditions set forth in this Agreement. The identity and terms of retention and compensation of the Fund Administrator must be approved by the Office. Within 30 days of the date of execution of this Agreement, CA will submit to the Office a proposal setting forth the identity and terms of retention and compensation of the Fund Administrator. The Office will approve or disapprove the proposed Fund Administrator within 15 days of its receipt of a proposal. If the Office disapproves the proposed Fund Administrator, CA will, within 30 days of receipt of notice of such disapproval, submit a revised proposal, which the Office will approve or disapprove within 15 days. The procedure set forth in this paragraph will continue, as necessary, until such time as the Office approves a proposed Fund Administrator.

          11. Within six months of the retention of the approved Fund Administrator, the Fund Administrator will prepare and submit to the Office a plan (the “Restitution Plan”) setting forth the procedures governing the activities of the Fund Administrator, including but not limited to (a) the procedures by which present and former CA shareholders injured by the conduct set forth in the Information and Stipulation of Facts will be identified, and (b) the procedures by which the financial losses of such CA shareholders will be determined and restitution for such losses will be paid. In connection with the preparation of the Restitution Plan, CA shall assist and cooperate with the Fund Administrator. Because the restitution paid pursuant to this Agreement is not ordered as part of a judgment of conviction, the provisions of 18 U.S.C. §§ 3663 et seq. are inapplicable. The Restitution Plan must be approved by the Office and the Court. The Office will approve or disapprove the Restitution Plan within 30 days of its receipt. If the Office disapproves the proposed plan, the Fund Administrator will, within 30 days of receipt of notice of such disapproval, submit a revised plan, which the Office will approve or disapprove within 30 days. This process will continue, as necessary, until a plan is approved by the Office. Then, the Office and CA will jointly submit the approved Restitution Plan to the Court for its approval. If the Court rejects the approved Restitution Plan, the procedure set forth in this paragraph will be repeated until such time as the Court approves a Restitution Plan.

Corporate Reforms

          12. CA agrees to add new independent directors to its Board of Directors and to undertake corporate governance reforms such that, by December 31, 2005, CA will have:

               (a) in addition to former SEC Commissioner Laura Unger, added a minimum of two new independent directors to CA’s Board of Directors, so that no less than two-thirds of the members of CA’s Board of Directors will be independent directors;

               (b) established a Compliance Committee of the Board of Directors (the “Compliance Committee”), either as a separate committee or as part of a reconstituted Corporate Governance and Compliance Committee or Audit and Compliance Committee, to examine CA’s Internal Audit Department and the compliance functions within CA’s Legal and Finance Departments, including compliance with all of the terms and conditions of this Agreement;

               (c) established a new Disclosure Committee composed of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, Chief Accounting Officer and General Counsel that meets and confers, under the direction of a duly elected chairperson, prior to significant filings with the SEC and the issuance of significant press releases; and

               (d) established enhanced corporate governance procedures providing for improved shareholder, community and governmental communications with CA and its Board of Directors. Such measures will include: (i) inclusion of a report of the Compliance Committee on CA’s website and in each annual proxy statement mailed to CA shareholders during the term of this Agreement describing CA’s efforts to comply with this Agreement and to implement the recommendations of the Independent Examiner (described below) regarding best-in-class corporate compliance and ethics programs; and (ii) adoption of procedures to ensure that all inquiries raised by government entities, or by CA shareholders, customers, suppliers and employees, regarding compliance and ethics matters receive prompt review, including reporting of such matters, as appropriate, to the Compliance Committee and, where appropriate, the full Board of Directors.

          13. By December 31, 2005, CA agrees to: (a) establish new comprehensive records management policies and procedures, as well as testing programs to ensure compliance therewith, and (b) take steps to implement best practices with respect to the recognition of software license revenue, including enhanced quarter-end contract cut-off procedures, both subject to the review of the Independent Examiner.

          14. CA agrees to establish a comprehensive Compliance and Ethics Program such that, by December 31, 2005, CA will:

               (a) establish a comprehensive ethics and compliance training program for all CA employees designed to minimize the possibility of future violations of the Federal securities and other laws by CA; (b) appoint an independent, senior-level Chief Compliance Officer, after consultation with the Office, who will report directly to both the Compliance Committee and the General Counsel; and

               (c) amend CA’s senior executive compensation plans to add an enhanced component to CA’s performance-based programs tied to the establishment and maintenance of high ethical and compliance standards throughout CA.

          15. CA agrees that, by December 31, 2005, CA will reorganize its Finance Department, including, but not limited to, the appointment of a Corporate Controller, a Chief Accounting Officer, and a Financial Controller for each of CA’s primary business functions — Direct Sales, Indirect Sales, Development and Services, or their successors. The Corporate Controller and Chief Accounting Officer will report to the Chief Financial Officer but will also communicate directly, as appropriate, with the Board of Directors and CA’s external auditors. CA also agrees to begin the process of implementing, by December 31, 2005, an improved worldwide financial and enterprise resource planning (“ERP”) information technology system to improve controls, eliminate errors caused by existing manual processes, and enhance CA’s ability to audit its own systems. CA’s implementation of the ERP system will be subject to the review of the Independent Examiner (see below), and an assessment of such implementation of the ERP system will be included in the Independent Examiner’s reports issued under Paragraph 19(g) of this Agreement.

          16. By December 31, 2005, CA agrees to reorganize and enhance its Internal Audit Department, including hiring at least five additional internal auditors. CA’s Internal Audit Department will report to both the Audit Committee of CA’s Board of Directors and CA’s General Counsel.

          17. By December 31, 2005, CA agrees to establish a written plan designed to ensure the improvement and ongoing effectiveness of communications with all governmental agencies engaged in inquiries or investigations relating to CA, its subsidiaries or affiliates. The plan shall address, consider and include:

               (a) Regular reporting by CA’s management and outside and internal counsel to the Compliance Committee and, as appropriate, the full Board of Directors regarding communications with government agencies engaged in inquiries or investigations relating to CA, including, but not limited to, providing copies of all written communications to and from such government agencies to the Compliance Committee;

               (b) Complete and prompt access for government agencies to all CA staff and management;

               (c) Meetings with the Board of Directors or committees thereof upon the request of such governmental agencies engaged in inquiries and investigations of CA; and

               (d) Training for CA personnel designed to improve communication and cooperation with such governmental agencies engaged in inquiries and investigations of CA.

          18. By December 31, 2005, CA agrees (a) to enhance its current telephone hotline to provide a means for employees anonymously to report any potential violations of law or other misconduct, (b) to publicize within CA the existence and purpose of the hotline, and (c) to ensure all employees that no negative action will be taken against any employee who makes a report through the hotline.

Appointment of Independent Examiner

          19. In accordance with the procedure specified in paragraph 20 below, CA agrees to retain and compensate an independent individual or entity to examine CA’s compliance with this Agreement, to conduct a comprehensive review of the areas specified in subparagraphs (a) to (f) below, and to make recommendations to the Board of Directors for review and implementation, after consultation with the Office, regarding best practices in these areas (the “Independent Examiner”). The Independent Examiner will, in addition to examining CA’s compliance with this Agreement:

               (a) examine CA’s practices for the recognition of software license revenue;

               (b) examine CA’s internal accounting controls (the Independent Examiner may, if appropriate, rely on CA’s external accountant’s report on the effectiveness of CA’s internal accounting controls pursuant to Section 404 of the Sarbanes-Oxley Act);

               (c) examine CA’s implementation of an improved ERP information technology system;

               (d) examine CA’s Internal Audit Department;

               (e) examine CA’s ethics and compliance policies;

               (f) examine CA’s records management policies and procedures;

               (g) within six months of appointment, issue a written report to the Office, the SEC and to CA’s Board of Directors making recommendations regarding best practices for the areas specified in subparagraphs (a) to (f) above; and

               (h) issue written quarterly reports to the Office, the SEC and to CA’s Board of Directors on CA’s compliance with this Agreement during the term of the Independent Examiner’s appointment.

          20. Within 30 days of the date of execution of this Agreement, CA will submit to the Office and the SEC a proposal setting forth the identity, qualifications, and proposed terms of retention of five candidates (either individuals or entities) to act as the Independent Examiner. The Independent Examiner’s compensation shall not be paid out of the Restitution Fund. The Office and the SEC, within 30 days of such notice, will jointly either (a) approve three of the candidates, or (b) require CA to propose additional candidates within 15 days. This process will continue, as necessary, until the Office and the SEC have jointly approved three candidates. Then, the Office, the SEC and CA will jointly submit the three approved candidates to the Court. The Office and the SEC may, in their discretion, make a recommendation to the Court regarding the three candidates. The Court shall select the Independent Examiner from the three approved candidates and issue an order appointing the Independent Examiner. If the Court rejects all three approved candidates, the procedure set forth in this paragraph will be repeated until such time as the Court approves an Independent Examiner. The procedures set forth in this paragraph are subject to the approval of the Court. If the Court does not approve the procedures set forth in this paragraph, the Office, the SEC and CA will agree upon a different procedure for the appointment of the Independent Examiner, and neither CA nor the Office will be relieved of any of the other terms, conditions and obligations set forth in this Agreement.

          21. CA agrees that the Independent Examiner shall have reasonable access to all of CA’s books and records and the ability to meet privately with CA employees. Except in respect of communications with the Office or the SEC, the Independent Examiner shall maintain the confidentiality of any non-public business and financial information of CA. At the conclusion of the Independent Examiner’s engagement, subject to the approval of the Office, the Independent Examiner shall return to CA all documents reflecting or referring to non-public business and financial information of CA.

          22. The Independent Examiner shall have a term of engagement of 18 months from the date of the Court’s order appointing the Independent Examiner. If, at the conclusion of this 18-month period, less than all recommended reforms (to the extent deemed significant by the Office) have been substantially implemented for at least two successive quarters, or significant exceptions have been noted in the course of the Independent Examiner’s most recent quarterly review under paragraph 19(h), the Office and the SEC may, in their discretion, extend the term of appointment of the Independent Examiner until such time as all recommended reforms (to the extent deemed significant by the Office) have been substantially implemented for at least two successive quarters, or no significant exceptions have been noted in the course of the Independent Examiner’s most recent quarterly review. Prior to extending the term of this Agreement, the Office and the SEC will provide CA with an opportunity to be heard with respect to CA’s implementation of reforms recommended by the Independent Examiner, including as to the significance of such reforms, and a reasonable opportunity to cure any exceptions noted by the Independent Examiner. Because CA’s implementation of a new ERP system is projected to extend over more than 18 months from the appointment of the Independent Examiner, CA’s inability to implement fully such a system shall not be a basis to extend the Independent Examiner’s term or this Agreement.

Deferral of Prosecution

          23. In consideration of CA’s remedial actions to date and its commitment to: (a) accept and acknowledge responsibility for its conduct; (b) continue its cooperation with the Office, the SEC and any of the Designated Agencies; (c) make the payments specified in paragraphs 3 and 8 above; (d) comply with Federal criminal laws, including Federal securities laws; and (e) otherwise comply with all of the terms of this Agreement, the Office shall recommend to the Court that prosecution of CA on the Information be deferred for a period of 18 months from the date of the Court’s order appointing the Independent Examiner or until such time as the Independent Examiner’s term of engagement is completed, whichever is later. CA shall expressly waive all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the Eastern District of New York for the period during which this Agreement is in effect.

          24. The Office agrees that, if CA is in compliance with all of its obligations under this Agreement, the Office will, within 30 days of the expiration of 18 months from the date of Court’s order approving the appointment of the Independent Examiner or until such time as the Independent Examiner’s term of engagement is completed, whichever is later, seek dismissal with prejudice as to CA of the Information filed against CA pursuant to paragraph 1 of this Agreement, and this Agreement shall expire, except as provided in paragraph 7 above. Except in the event of a breach of this Agreement, the Office will bring no additional charges against CA relating to or arising out of the matters set forth in the Information or in the Stipulation of Facts. CA and the Office understand that the Agreement to defer prosecution of CA must be approved by the Court, in accordance with 18 U.S.C. § 3161(h)(2). Should the Court decline to approve the Agreement to defer prosecution for any reason, both the Office and CA are released from any obligation imposed upon them by this Agreement, and this Agreement shall be null and void.

          25. It is further understood that should the Office determine that CA has deliberately given materially false, incomplete, or misleading information pursuant to this Agreement, has committed any federal crimes subsequent to the date of this Agreement, or has otherwise knowingly, intentionally and materially violated any provision of this Agreement, CA thereafter shall be subject to prosecution for any Federal criminal violation of which the Office has knowledge. Any such prosecution may be premised on any information provided by or on behalf of CA to the Office, the FBI, the SEC or any of the Designated Agencies at any time. Moreover, CA agrees that any such prosecution relating to the allegations in the Information that are not time-barred as of the date of this Agreement may be commenced against CA in accordance with this Agreement, notwithstanding the expiration of any applicable statute of limitations between the signing of this Agreement and the expiration of this Agreement under paragraph 24. By this Agreement, CA expressly intends to and does waive any rights in this respect. Such waiver is knowing, voluntary and in express reliance on the advice of CA’s counsel.

          26. It is further agreed that in the event that the Office determines that CA has knowingly, intentionally and materially violated any provision of this Agreement: (a) all statements made by or on behalf of CA to the Office, the FBI, the SEC or any of the Designated Agencies, including but not limited to the Stipulation of Facts, or any testimony given by CA before a grand jury, or elsewhere, whether before or after the date of this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Office against CA; and (b) CA shall not assert any claim under the United States Constitution,

Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of CA before or after the date of this Agreement, or any leads derived therefrom, should be suppressed.

          27. CA agrees that it shall not, through its attorneys, Board of Directors, agents, officers or employees, make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility or the allegations set forth in the Information or Stipulation of Facts. Any such contradictory statement by CA, its present or future attorneys, Board of Directors, agents, officers or employees shall constitute a breach of this Agreement and CA thereafter shall be subject to prosecution as specified in paragraphs 23 to 26. The decision as to whether any such contradictory statement will be imputed to CA for the purpose of determining whether CA has breached this Agreement shall be at the sole discretion of the Office. Upon the Office’s notifying CA of any such contradictory statement, CA may avoid a finding of a breach of this Agreement by publicly repudiating such statement within 72 hours after receipt of notice by the Office. This Paragraph is not intended to apply to any statement made by any current or former CA officer, director or employee who has been charged with a crime or other wrongdoing by the government or an agency thereof.

          28. CA agrees that the decision whether conduct and/or statements of any individual will be imputed to CA for the purpose of determining whether CA has knowingly, intentionally and materially violated any provision of this Agreement shall be in the sole discretion of the Office, provided, however, that the statements of any former officer, director or employee of CA shall not be attributed to CA such purpose. Should the Office determine that CA has committed a knowing, intentional and material breach of any provision of this Agreement, the Office shall provide written notice to CA, addressed to its General Counsel, Kenneth V. Handal, Esq., One Computer Associates Plaza, Islandia, New York 11749, and to CA’s counsel, Robert J. Giuffra, Jr., Esq., Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or to any successor that CA may designate, of the alleged breach and provide CA with a two-week period from the date of receipt of such notice in which to make a presentation to the Office, or its designee, to demonstrate that no breach has occurred, or, to the extent applicable, that the breach was not knowing, intentional or material, or has been cured. Upon request by CA, the Office may agree in writing to extend this two-week period, including to provide CA with an opportunity to cure any breach of this Agreement. The parties to this Agreement expressly understand and agree that should CA fail to make a presentation to the Office, or its designee, within the two-week period (or other period agreed to by the Office), the Office may conclusively presume that CA is in knowing, intentional and material breach of this Agreement. The parties further understand and agree that the exercise of discretion by the Office or its designee under this paragraph is not subject to review in any court or tribunal outside the United States Department of Justice.

          29. Except to the extent permitted by the Office, CA agrees that, if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to or into a single purchaser or group of affiliated purchasers during the term of this Agreement, CA shall include in any contract for sale or merger a provision binding the purchaser/successor to CA’s obligations described in this Agreement.

          30. It is understood that this Agreement is binding on CA and the United States Attorney’s Office, but specifically does not bind any other Federal agencies, any state or local law enforcement agencies, any licensing authorities, or any regulatory authorities. However, if requested by CA or its attorneys, the Office will bring to the attention of any such agencies, including but not limited to any licensing authorities, the Agreement, the cooperation of CA and its compliance with its obligations under this Agreement, and any corporate reforms specified in this Agreement. It is the intent of the parties to this Agreement that the Agreement does not confer or provide any benefits, privileges or rights to any individual or other entity other than the parties hereto, and that nothing in the Agreement shall be construed as acknowledging that the Agreement, including the Information or the Stipulation of Facts and the evidence underlying the Agreement, the Information or the Stipulation of Facts, shall be admissible in any proceeding other than a proceeding brought by the Office. Moreover, CA may raise defenses and/or assert affirmative claims in any civil proceedings brought by private parties as long as doing so does not otherwise violate any term of this Agreement.

          31. CA and the Office agree that, upon filing of the Information in accordance with paragraph 1 hereof, this Agreement (including its attachments) shall be publicly filed in the United States District Court for the Eastern District of New York.

          32. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between CA and the Office. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Office, CA’s attorneys, and a duly authorized representative of CA.

Dated:	Brooklyn, New York September 22, 2004

ROSLYNN R. MAUSKOPF
United States Attorney
Eastern District of New York

	By:	/s/ David B. Pitofsky

David B. Pitofsky
Principal Deputy Chief, Criminal Division

/s/ Eric O. Corngold

Eric O. Corngold
Chief, Business & Securities Fraud Unit
AGREED AND CONSENTED TO BY:

/s/ Lewis S. Ranieri

Lewis S. Ranieri
Chairman of the Board
Computer Associates International, Inc.
Defendant

/s/ Robert J. Giuffra, Jr.

Robert J. Giuffra, Jr., Esq.
Sullivan & Cromwell LLP
Counsel to Defendant

SO ORDERED:

/s/ I. Leo Glasser

THE HONORABLE I. LEO GLASSER
UNITED STATES DISTRICT JUDGE
EASTERN DISTRICT OF NEW YORK

COMPUTER ASSOCIATES INTERNATIONAL, INC.
CERTIFICATE OF CORPORATE RESOLUTION

I, Kenneth D. Cron, do hereby certify that I am the Chief Executive Officer of Computer Associates International, Inc. (“Computer Associates”), a Delaware corporation, and that the following is a complete and accurate copy of resolutions adopted by the Board of Directors of Computer Associates (the “Board of Directors”) at a meeting held on September 21, 2004 at which a quorum was present:

RESOLVED: That Lewis S. Ranieri, Chairman of the Board of Directors, be and hereby is authorized to act on behalf of the Corporation, and in his sole discretion:

(1) to negotiate, approve and execute the deferred prosecution agreement between Computer Associates and the U.S. Department of Justice (“Department of Justice”), in substantially the form attached to the minutes of this meeting, and any amendments thereto, and to consent to the filing of an information and stipulation of facts, in substantially the form attached to the minutes of this meeting, and any amendments thereto, in the United States District Court for the Eastern District of New York (the “DOJ Deferred Prosecution Agreement”); and

(2) to negotiate, approve and make the offer of settlement of Computer Associates, in substantially the form attached to the minutes of this meeting, and any amendments thereto, to the United States Securities and Exchange Commission (“Commission”) in connection with the investigation conducted by the Commission (the “SEC Settlement”).

RESOLVED FURTHER: That the aforementioned Officer be and hereby is authorized to undertake such action as he may deem necessary and advisable, including the execution of such documentation as may be required by the Department of Justice and the Commission, in order to carry out the foregoing, including the payment of forfeitures and fees to carry into effect the intent and purpose of these resolutions.

RESOLVED FURTHER: That Robert J. Giuffra, Jr., Esq. of Sullivan & Cromwell LLP, be and hereby is retained as legal counsel to Computer Associates to represent Computer Associates, and to make any representations or agreements in its name and on its behalf that he deems necessary or appropriate, in any judicial or other legal proceeding relating to the DOJ Deferred Prosecution Agreement and SEC Settlement.

I further certify that the aforesaid resolutions have not been amended or revoked in any respect and remain in full force and effect.

IN WITNESS WHEREOF, I have executed this Certificate as a sealed instrument this 21st day of September, 2004.

By:	/s/ Kenneth D. Cron
Kenneth D. Cron
Chief Executive Officer

Computer Associates International, Inc.
State of New York	)
	)	ss.:
County of Suffolk	)

On September 21, 2004, Kenneth D. Cron, a person known to me, personally appeared before me and acknowledged executing the foregoing Certificate of Corporate Resolution with full authority to do so on behalf of Computer Associates International, Inc. as its Chief Executive Officer.

Carole Wilkinson
Notary Public

State of New York
Commission No. 4624866
My commission expires on 8/31/06

EOC:DBP/ERK
F.#2004r02093
CA.INF.wpd

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
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UNITED STATES OF AMERICA	I N F O R M A T I O N

- against -	Cr. No. 04-837 (ILG)

COMPUTER ASSOCIATES INTERNATIONAL, INC.	(T. 15, U.S.C., §§ 78j(b) and 78ff; T. 18, U.S.C., §§ 1512(c)(2) and 3551 et seq.)

Defendant.

- - - - - - - - - - - - - - - - x

THE UNITED STATES ATTORNEY CHARGES:

INTRODUCTION

          At all times relevant to this Information, unless otherwise stated:

I.	Background

A.	The Defendant

          1. COMPUTER ASSOCIATES INTERNATIONAL, INC. (“CA”), was a Delaware corporation with its headquarters and principal place of business located in Islandia, New York. CA was one of the world’s largest providers of computer software for use by businesses. CA’s reported revenue for its fiscal year ending March 31, 1999 was $5.253 billion. CA’s reported revenue for its fiscal year ending March 31, 2000 was $6.776 billion.

          2. CA was a publicly traded corporation, the common stock of which was listed on the New York Stock Exchange. CA’s shareholders were located throughout the United States, including in the Eastern District of New York.

          3. CA did not sell or transfer title to its software products to its customers.

Instead, CA licensed its software products pursuant to license agreements by which CA’s customers agreed to pay a one-time license fee and annual usage and maintenance fees.

B.	Certain Relevant Accounting Principles

          4. As a public company, CA was required to comply with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The SEC’s rules and regulations were designed to protect members of the investing public by, among other things, ensuring that a company’s financial information was accurately recorded and disclosed to the investing public.

          5. Under the SEC’s rules and regulations, CA and its officers were required to (a) make and keep books, records and accounts which, in reasonable detail, fairly and accurately reflected the company’s business transactions, including its revenue and expenses; (b) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that the company’s transactions were recorded as necessary to permit preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”); and (c) file with the SEC quarterly reports (on Form 10-Q) and annual reports (on Form 10-K) which included financial statements that accurately presented CA’s financial condition and the results of its business operations in accordance with GAAP.

          6. Under GAAP, four conditions were required to be met in order for revenue associated with a software license agreement to be recognized: (a) persuasive evidence of an arrangement was required to have existed; (b) delivery of the licensed products was required to have occurred; (c) the license fee was required to have been fixed or determinable; and (d) the collectibility of the license fee was required to have been probable.

          7. When a written contract was used to memorialize a license agreement, the GAAP “persuasive evidence” criterion required that the contract be signed by both vendor and customer. Accordingly, under GAAP, in order for CA properly to have recognized revenue from a license agreement in a particular fiscal quarter, the license agreement was required to have been signed by both CA and its customer within that quarter.

          8. When a license agreement was finalized, for accounting purposes CA allocated its revenue among the license fee and the usage and maintenance fees, with 80 percent or more normally allocated to the license fee. CA then calculated the present value of the license fee, which was normally collected incrementally over the term of the agreement. The present value of the license fee, which was referred to within CA as the “GAAP Value,” was then recognized as revenue in the quarter in which the agreement was purportedly finalized and signed.

C.	Consensus Estimates

          9. CA regularly issued public predictions at the outset of each fiscal quarter of the revenue and earnings it expected to earn during that quarter. Based in part on these predictions, professional stock analysts estimated what they believed would be CA’s total revenue during the period and predicted the earnings per share of CA stock. The average of the estimates of the professional analysts was commonly referred to as the “consensus estimate.”

          10. CA’s officers, executives and directors understood that CA’s failure to meet or exceed the consensus estimate for a quarter would likely result in a substantial decrease in the company’s stock price. For example, on July 3, 2000, CA issued a press release which reported that the company expected “financial results for the first quarter [of fiscal year 2001] ending June 30, 2000 to be less than current Wall Street estimates.” In the press release, CA cited as one of the factors contributing to its failure to meet the consensus estimate “the fact that several large contracts that were expected to close in the final days of the quarter have been delayed . . . .” On the date of the press release, which was issued after the market closed, CA’s stock price closed at $51.12 per share. On the next trading day, 1. July 5, 2000, CA’s stock price opened at $29.00 per share, representing a percentage drop of slightly more than 43 percent.

D.	The Scheme to Defraud: the “35-Day Month”

          11. Prior to and during CA’s fiscal year 2000, which ended March 31, 2000, numerous CA officers and executives engaged in a systemic, company-wide practice of falsely and fraudulently recording and reporting within a fiscal quarter revenue associated with certain license agreements even though those license agreements had not in fact been finalized and signed during that quarter. This practice, which was sometimes referred to within CA as the “35-day month” or the “three-day window,” violated GAAP and resulted in CA’s filing of materially false financial statements.

          12. The practice was referred to as the “35-day month” because it involved artificially extending months, primarily the last month of a fiscal quarter, beyond the true end of the month. The practice did not, however, only result in months that were artificially extended to 35 days. Instead, months were often artificially extended even longer. Nonetheless, for the sake of simplicity, the practice is referred to hereinafter as the “35-day month practice.”

          13. The central goal of the 35-day month practice was to permit CA to report that it met or exceeded its projected quarterly revenue and earnings when, in truth, CA had not met its projected quarterly revenue and earnings. As a result of the practice, CA reported falsely to investors and regulators during numerous fiscal quarters, including each of the four quarters of CA’s fiscal year 2000, that it had met or exceeded its consensus estimates. In fact, in each of the four quarters of fiscal year 2000, CA improperly recognized and falsely reported hundreds of millions of dollars of revenue associated with numerous license agreements that had been finalized after the quarter close. In so doing, CA made misrepresentations and omissions of material fact which were relied upon by members of the investing public.

          14. As part of the 35-day month practice, certain CA executives routinely extended CA’s fiscal quarters, normally for three business days. This practice, which was known as “keeping the books open,” was designed and executed so that CA could falsely record and report revenue associated with license agreements finalized after the end of fiscal quarters. The period including three business days after the end of fiscal quarters was referred to within CA as the “flash period.”

          15. As a further part of the 35-day month practice, certain CA executives regularly met and conferred with each other in the days leading up to and following the end of fiscal quarters, including during the flash period. The purpose of these meetings was to determine whether CA had generated for the quarter just ended, including during the flash period, sufficient revenue to meet the consensus estimate. In each of the four quarters of CA’s fiscal year 2000, the CA executives collectively determined that the total revenue generated for the quarter by the end of the flash period was less than needed to meet the consensus estimate. In each such instance, the CA executives caused CA to keep its books open for additional days beyond even the flash period to generate sufficient revenue to meet the consensus estimate.

          16. As a further part of the 35-day month practice, while CA’s books were held open, certain CA executives instructed CA sales managers and salespeople to negotiate and finalize additional license agreements, which were backdated to disguise the fact that the agreements had been finalized after the end of the fiscal quarter. CA then fraudulently recorded and reported in the earlier quarter revenue associated with the backdated agreements.

          17. As a further part of the 35-day month practice, certain CA officers and executives concealed the existence of the practice from CA’s outside auditors. Among other things, CA executives engaged in a practice of “cleaning up” copies of backdated license agreements before providing copies of the agreements to CA’s outside auditors. This practice included, but was not limited to, removing from license agreements facsimile stamps and other notations which showed the true date on which the agreements were finalized. This practice was designed and carried out to prevent CA’s outside auditors, and by extension the investing public, from learning of CA’s failure to meet or exceed the consensus estimates for the given quarter.

(1)	First Quarter of Fiscal Year 2000

          18. The first quarter of CA’s fiscal year 2000 included the period from April 1, 1999 to June 30, 1999 (the “First Quarter”). The consensus estimate for the First Quarter was that CA’s earnings would be 47 cents per share. When the First Quarter ended on June 30, 1999, CA had not generated sufficient revenue to meet the consensus estimate.

          19. For the First Quarter, CA improperly recognized revenue associated with approximately 22 license agreements having an aggregate GAAP Value of approximately $240 million.

Of this total, approximately $120 million was associated with license agreements signed by CA customers after June 30, 1999, while approximately $120 million was associated with license agreements countersigned by CA after June 30, 1999. The improperly recognized revenue represented approximately 20 percent of CA’s reported revenue for the First Quarter.

          20. On or about July 20, 1999, CA filed with the SEC its quarterly report on Form 10-Q and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in that CA reported revenue for the First Quarter that included revenue associated with license agreements finalized after June 30, 1999. Through its false filings and statements, CA reported earnings per share of 49 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance that CA had exceeded the consensus earnings estimate for the First Quarter by two cents per share.

(2)	Second Quarter of Fiscal Year 2000

          21. The second quarter of CA’s fiscal year 2000 included the period from July 1, 1999 to September 30, 1999 (the “Second Quarter”). The consensus estimate for the Second Quarter was that CA’s earnings would be 59 cents per share. When the Second Quarter ended on September 30, 1999, CA had not generated sufficient revenue to meet the consensus estimate.

          22. For the Second Quarter, CA improperly recognized revenue associated with approximately 58 license agreements having an aggregate GAAP Value of approximately $560 million.

Of this total, approximately $470 million was associated with license agreements signed by CA customers after October 30, 1999, while approximately $90 million was associated with license agreements countersigned by CA after October 30, 1999. The improperly recognized revenue represented approximately 35 percent of CA’s reported revenue for the Second Quarter.

          23. On or about October 19, 1999, CA filed with the SEC its quarterly report on Form 10-Q and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in that CA reported revenue for the Second Quarter that included revenue associated with license agreements finalized after September 30, 1999. Through its false filings and statements, CA reported earnings per share of 60 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance that CA had exceeded the consensus earnings estimate for the Second Quarter by one cent per share.

(1)	Third Quarter of Fiscal Year 2000

          24. The third quarter of CA’s fiscal year 2000 included the period from October 1, 1999 to December 31, 1999 (the “Third Quarter”). The consensus estimate for the Third Quarter was that CA’s earnings would be 90 cents per share.

When the Third Quarter ended on December 31, 1999, CA had not generated sufficient revenue to meet the consensus estimate.

          25. For the Third Quarter CA improperly recognized revenue associated with approximately 49 license agreements having an aggregate GAAP Value of approximately $570 million.

Of this total, approximately $400 million was associated with license agreements signed by CA customers after December 31, 1999, while approximately $170 million was associated with license agreements countersigned by CA after December 31, 1999. The improperly recognized revenue represented approximately 32 percent of CA’s reported revenue for the quarter.

     26. On or about January 26, 2000, CA filed with the SEC its quarterly report on Form 10-Q and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in that CA reported revenue for the Third Quarter that included revenue associated with license agreements finalized after December 31, 1999. Through its false filings and statements, CA reported earnings per share of 91 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance that CA exceeded the consensus earnings estimate for the Third Quarter by one cent per share.

(4)	Fourth Quarter of Fiscal Year 2000

          27. The fourth quarter of CA’s fiscal year 2000 included the period from January 1, 2000 to March 31, 2000 (the “Fourth Quarter”). The consensus estimate for the Fourth Quarter was that CA’s earnings would be $1.13 per share. When the Fourth Quarter ended on March 31, 2000, CA had not generated sufficient revenue to meet the consensus estimate.

          28. For the Fourth Quarter CA improperly recognized revenue associated with approximately 36 license agreements having an aggregate GAAP Value of approximately $380 million.

Of this total, approximately $200 million was associated with license agreements signed by CA customers after March 31, 2000, while approximately $180 million was associated with license agreements countersigned by CA after March 31, 2000. The improperly recognized revenue represented approximately 18 percent of CA’s reported revenue for the quarter.

          29. On or about May 15, 2000, CA filed with the SEC its annual report on Form 10-K and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in that CA reported revenue for the Fourth Quarter that included revenue associated with license agreements finalized after March 31, 2000. Through its false filings and statements, CA reported earnings per share of $1.13 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance that CA had met the consensus earnings estimate for the Fourth Quarter.

E.	Obstruction of Justice

          30. In or about the beginning of 2002, the United States Attorney’s Office for the Eastern District of New York (the “United States Attorney’s Office”), the Federal Bureau of Investigation (the “FBI”) and the Northeast Regional Office of the SEC began investigations into CA’s accounting practices, including whether, during the late-1990s and thereafter, CA engaged in improper accounting practices with the intent to overstate its fiscal quarterly revenue to make it appear as though the company had met consensus estimates. Since June 2002, a grand jury sitting in the Eastern District of New York had been considering evidence about CA’s accounting practices. (These investigations are referred to collectively as the “Government Investigations.”)

          31. In or about February 2002, CA retained a law firm (the “Company’s Law Firm”) to represent it in connection with the Government Investigations. Through the Company’s Law Firm, CA represented to the United States Attorney’s Office, the FBI and the SEC that it was committed to cooperating fully with the Government Investigations. This representation was also made publicly by CA in press releases, SEC filings and other public statements. Additionally, in a press release issued on February 20, 2002, CA denied that it had engaged in any improper accounting practices, declaring: “The reporting of our financial results has always been in accordance with applicable accounting principles.”

          32. Shortly after being retained in February 2002, the Company’s Law Firm met with certain CA executives in order to inquire into their knowledge of the practices that were the subject of the Government Investigations. During these meetings, the CA executives did not disclose, falsely denied and otherwise concealed the existence of the 35-day month practice. Moreover, the CA executives concocted and presented to the Company’s Law Firm an assortment of false justifications, the purpose of which was to support their false denials of the 35-day month practice. The CA executives knew, and in fact intended, that the Company’s Law

Firm would present these false justifications to the United States Attorney’s Office, the SEC and the FBI so as to obstruct and impede the Government Investigations.

          33. For example, during a meeting with attorneys from the Company’s Law Firm, CA’s Chief Executive Officer, Sanjay Kumar, and CA’s Chief Financial Officer, Ira Zar, discussed the fact that former CA salespeople had accused CA of engaging in the 35-day month practice. Kumar falsely denied that CA had engaged in such a practice and suggested to the attorneys from the Company’s Law Firm that because quarterly commissions paid to CA salespeople regularly included commissions on license agreements not finalized until after the end of the quarter, the salespeople might assume, incorrectly, that revenue associated with those agreements was recognized by CA within the quarter. Kumar knew that this explanation was false and intended that the Company’s Law Firm would present this false explanation to the United States Attorney’s Office, the SEC and the FBI as part of an effort to persuade those entities that the accusations of the former salespeople were unfounded and that the 35-day month practice never existed.

          34. During the course of the Government Investigations, the United States Attorney’s Office, the FBI and the SEC regularly requested that CA produce certain CA employees to be interviewed. As part of his duties as General Counsel, Steven Woghin coordinated CA’s compliance with the government’s requests. Sanjay Kumar frequently met and conferred with Woghin during the course of the Government Investigations. Among other things, Kumar instructed Woghin to meet with CA employees prior to their being interviewed by the government or by the Company’s Law Firm to coach the employees on how to answer questions without disclosing the existence of the 35-day month practice. On several occasions,

Kumar himself coached CA employees on how to answer questions without disclosing the existence of the 35-day month practice.

          35. On September 6, 2002, CA executive Lloyd Silverstein was interviewed by the United States Attorney’s Office, the FBI and the SEC. Prior to that interview, in August and early-September 2002, Silverstein met and conferred with several other CA executives. During these meetings, the executives agreed that, acting in concert, they would deny and otherwise fail to disclose the existence of the 35-day month practice, in part by giving intentionally vague or misleading answers to questions about the existence of the practice. Accordingly, during the September 6, 2002 interview, Silverstein did not disclose and otherwise concealed the existence of the 35-day month practice.

          36. In or about July 2003, the Audit Committee of CA’s board of directors retained a second law firm (the “Audit Committee’s Law Firm”) to conduct an internal investigation into CA’s accounting practices, focusing on the 35-day month practice. As part of its internal investigation, the Audit Committee’s Law Firm conducted interviews of CA executives and employees.

          37. On or about October 6, 2003, January 14, 2004, January 22, 2004, and April 6, 2004, Sanjay Kumar was interviewed by attorneys from the Audit Committee’s Law Firm. During these interviews, Kumar did not disclose, but instead falsely denied and otherwise concealed, the existence of the 35-day month practice. Kumar knew that certain of the statements he made during the interviews were false and that he otherwise concealed during the interviews information which he knew to be material to the Government Investigations. Kumar further knew, and in fact intended, that his false statements and concealment of material information would have the effect of obstructing and impeding the Government Investigations.

          38. On October 23, 2003, CA’s Head of Worldwide Sales, Steven Richards, testified under oath before the SEC in the Matter of: Computer Associates, Inc., File No. NY 7008. The testimony was taken in Central Islip, New York. During his testimony, Richards gave knowingly and willfully false testimony in an attempt to conceal the existence of the 35-day month practice.

          39. On November 5, 2003, Sanjay Kumar was interviewed by FBI agents and others at the United States Attorney’s Office in Brooklyn, New York. During the interview, Kumar made materially false statements and representations in an attempt to conceal the existence of the 35-day month practice.

COUNT ONE
(Securities Fraud)

          40. The allegations contained in paragraphs 1 through 39 are realleged and incorporated as if fully set forth in this paragraph.

          41. On or about and between April 1, 1998 and September 30, 2000, both dates being approximate and inclusive, within the Eastern District of New York and elsewhere, the defendant COMPUTER ASSOCIATES INTERNATIONAL, INC. did knowingly and willfully, directly and indirectly: (a) use and employ manipulative and deceptive devices and contrivances in violation of Rule 10b-5 of the Rules and Regulations of the SEC (Title 17, Code of Federal Regulations, Section 240.10b5), in that the defendant did knowing and willfully, directly and indirectly,

(1) employ devices, schemes, and artifices to defraud; (2) make untrue statements of material fact and omit to state material facts necessary in order to make statements made, in light of the circumstances under which they were made, not misleading; and

(3) engage in acts, practices, and courses of business which would and did operate as a fraud and deceit upon members of the investing public, in connection with purchases and sales of CA securities, and by use of interstate commerce and the mails.

          (Title 15, United States Code, Sections 78j(b) and 78ff; Title 18, United States Code, Sections 3551 et seq.)

COUNT TWO
(Obstruction of Justice)

          42. The allegations contained in paragraphs 1 through 39 are realleged and incorporated as if fully set forth in this paragraph.

          43. In or about and between February 2002 and April 6, 2004, both dates being approximate and inclusive, within the Eastern District of New York and elsewhere, the defendant COMPUTER ASSOCIATES INTERNATIONAL, INC. did knowingly, intentionally and corruptly obstruct, influence and impede official proceedings, to wit: the Government Investigations.

(Title 18, United States Code, Sections 1512(c)(2) and 3551 et seq.)

ROSLYNN R. MAUSKOPF
UNITED STATES ATTORNEY
EASTERN DISTRICT OF NEW YORK

STIPULATION OF FACTS

          In any criminal proceeding brought by the United States Attorney’s Office for the Eastern District of New York, the following stipulation by Computer Associates International, Inc. (“CA”) shall be admissible against CA pursuant to Rules 801(d)(2) and 804(b)(3) of the Federal Rules of Evidence:

Computer Associates

1.	CA is a Delaware corporation with its headquarters and principal place of business located in Islandia, New York. CA is one of the world’s leading providers of computer software for use by businesses. CA’s reported revenue for its fiscal year ending March 31, 1999 was $5.253 billion. CA’s reported revenue for its fiscal year ending March 31, 2000 was $6.776 billion.

2.	CA is a publicly traded corporation, the common stock of which is listed on the New York Stock Exchange. CA’s shareholders are located throughout the United States, including in the Eastern District of New York.

3.	CA does not sell or transfer title to its products to its customers. Instead, CA licenses its products pursuant to license agreements by which CA’s customers agree to pay a one-time license fee and an annual usage and maintenance fee.

4.	Since at least April 1, 1998, under Generally Accepted Accounting Principles (“GAAP”), four conditions must be satisfied for revenue associated with a software license agreement to be recognized: (a) persuasive evidence of an arrangement exists; (b) delivery of the licensed products has occurred; (c) the license fee is fixed or determinable; and (d) the collectibility of the license fee is probable. When a written contract is used to memorialize a license agreement, the GAAP “persuasive evidence” criterion requires that the contract be signed by both software vendor and customer. Accordingly, under GAAP, for CA properly to recognize revenue from a license agreement in a particular fiscal quarter, the license agreement must be signed by both CA and its customer within that quarter.

5.	Until CA’s adoption of its New Business Model in October 2000, when a software license agreement was finalized, for accounting purposes CA allocated its revenue among the license fee and the usage and maintenance fees, with 80 percent or more normally allocated to the license fee. CA then calculated the present value of the license fee, which was normally collected incrementally over the term of the agreement. The present value of the license fee, which was referred to within CA as the “GAAP Value,” was then recognized as revenue in the quarter in which the agreement was purportedly finalized and signed.

6.	Prior to and during CA’s fiscal year 2000, professional stock analysts estimated what they believed would be CA’s total revenue during a quarter and predicted the earnings per share of CA stock. The average of the estimates of the

 2

professional analysts was commonly referred to as the “consensus estimate.” CA’s failure to meet or exceed the consensus estimate for a quarter would likely result in a substantial decrease in the company’s stock price. For example, on July 3, 2000, CA issued a press release which reported that the company expected “financial results for the first quarter ending June 30, 2000 to be less than current Wall Street estimates.” In the press release, CA cited as one of the factors contributing to its failure to meet the consensus estimate “the fact that several large contracts that were expected to close in the final days of the quarter have been delayed . . . .” On the date of the press release, which was issued after the market closed, CA’s stock price closed at $51.12 per share. On the next trading day, July 5, 2000, CA’s stock price opened at $29.00 per share, representing a percentage drop of slightly more than 43 percent.

The Scheme to Defraud: the “35-Day Month”

7.	Prior to and during CA’s fiscal year 2000, which ended March 31, 2000, multiple former CA officers, executives and employees engaged in a systemic, company-wide practice of falsely and fraudulently recording and reporting within fiscal quarters revenues associated with certain license agreements even though those license agreements had not in fact been finalized and signed during the given quarter. This practice, which was sometimes referred to within CA as the “35-day month” or the “three-day window,” violated GAAP and resulted in CA’s filing of materially false financial statements. The practice was referred to as the “35-day month” because it involved artificially extending months, primarily the last month of a fiscal quarter, for accounting purposes, beyond the true end of the month. The practice did not, however, only result in months that were artificially extended to 35 days. Instead, months were often artificially extended even longer. Nonetheless, for the sake of simplicity, the practice is referred to hereinafter as the “35-day month practice.”

8.	The central goal of the 35-day month practice was to permit CA to report that it met or exceeded its projected quarterly revenue and earnings when, in truth, CA had not met its projected quarterly revenue and earnings. As a result of the practice, CA reported falsely to investors and regulators during multiple fiscal quarters, including each of the four quarters of CA’s fiscal year 2000, that it had met or exceeded its consensus estimates. In fact, during each of the four quarters of fiscal year 2000, CA improperly recognized and falsely reported hundreds of millions of dollars of revenue associated with numerous license agreements that had been finalized after the quarter close. In so doing, CA made misrepresentations and omissions of material fact which were relied upon by members of the investing public.

9.	As part of the 35-day month practice, certain former CA executives routinely extended CA’s fiscal quarters, normally for three business days. This practice, which was often referred to as “keeping the books open,” was designed and executed so that CA could falsely record and report revenue associated with backdated license agreements finalized after the end of a fiscal quarter. The

 3

period including three business days after the end of a fiscal quarter was referred to within CA as the “flash period.”

10.	As a further part of the 35-day month practice, certain former CA executives regularly met and conferred with each other in the days leading up to and following the end of fiscal quarters, including during the flash period. The purpose of these meetings was to determine whether CA had generated, for the quarter just ended, including during the flash period, sufficient revenues to meet the consensus estimate. In each of the four quarters of CA’s fiscal year 2000, the former CA executives collectively determined that the total revenue generated for the quarter was less than needed to meet the consensus estimate. In each such instance, CA kept its books open for additional days beyond even the flash period in order to generate sufficient revenues to meet the consensus estimate.

11.	As a further part of the 35-day month practice, while CA’s books were held open, certain former CA executives instructed CA sales managers and salespeople to negotiate and finalize additional license agreements, which were backdated to disguise the fact that the agreements had been finalized after the end of the fiscal quarter. CA then fraudulently recorded and reported in the earlier quarter revenue associated with the backdated agreements.

12.	As a further part of the 35-day month practice, numerous former CA officers and executives concealed the existence of the improper practice from CA’s outside auditors. Among other things, CA executives engaged in a practice of “cleaning up” copies of backdated license agreements before providing copies of the agreements to CA’s outside auditors. This practice included, but was not limited to, removing from license agreements facsimile stamps and other notations which showed the true date on which the agreements were finalized. This practice was designed and carried out to prevent CA’s outside auditors, and by extension the investing public, from learning of CA’s failure to meet or exceed the consensus estimates for the given quarter.

13.	For the first quarter of CA’s fiscal year 2000, which ended June 30, 1999, CA improperly recognized revenue associated with approximately 22 license agreements with an aggregate GAAP Value of approximately $240 million. Of this total, approximately $120 million was associated with license agreements signed by CA customers after June 30, 1999, while approximately $120 million was associated with license agreements countersigned by CA after June 30, 1999. The improperly recognized revenue represented approximately 20 percent of CA’s reported revenue for the quarter. On or about July 20, 1999, CA filed with the SEC its quarterly report on Form 10-Q and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in that CA reported revenue for the first quarter of fiscal year 2000 that included revenue associated with license agreements finalized after June 30, 1999. Through its false filings and statements, CA reported earnings per share of 49 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance

 4

that CA had exceeded the consensus earnings estimate for the quarter by two cents per share.

14.	For the second quarter of CA’s fiscal year 2000, which ended September 30, 1999, CA improperly recognized revenue associated with approximately 58 license agreements with an aggregate GAAP Value of approximately $560 million. Of this total, approximately $470 million was associated with license agreements signed by CA customers after September 30, 1999, while approximately $90 million was associated with license agreements countersigned by CA after September 30, 1999. The improperly recognized revenue represented approximately 35 percent of CA’s reported revenue for the quarter. On or about October 19, 1999, CA filed with the SEC its quarterly report on Form 10-Q and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in that CA reported revenue for the second quarter of fiscal year 2000 that included revenue associated with license agreements finalized after September 30, 1999. Through its false filings and statements, CA reported earnings per share of 60 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance that CA had exceeded the consensus earnings estimate for the quarter by one cent per share.

15.	For the third quarter of CA’s fiscal year, which ended December 31, 1999, CA improperly recognized revenue associated with approximately 49 license agreements with an aggregate GAAP Value of approximately $570 million. Of this total, approximately $400 million was associated with license agreements signed by CA customers after December 31, 1999, while approximately $170 million was associated with license agreements countersigned by CA after December 31, 1999. The improperly recognized revenue represented approximately 32 percent of CA’s reported revenue for the quarter. On or about January 26, 2000, CA filed with the SEC its quarterly report on Form 10-Q and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in that CA reported revenue for the third quarter of fiscal year 2000 that included revenue associated with license agreements finalized after December 31, 1999. Through its false filings and statements, CA reported earnings per share of 91 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance that CA exceeded the consensus earnings estimate for the quarter by one cent per share.

16.	For the fourth quarter of CA’s fiscal year 2000, which ended March 31, 2000, CA improperly recognized revenue associated with approximately 36 license agreements with an aggregate GAAP Value of approximately $380 million. Of this total, approximately $200 million was associated with license agreements signed by CA customers after March 31, 2000, while approximately $180 million was associated with license agreements countersigned by CA after March 31, 2000. The improperly recognized revenue represented approximately 18 percent of CA’s reported revenue for the quarter. On or about May 15, 2000, CA filed with the SEC its annual report on Form 10-K and issued a related press release. In these public documents, CA falsely reported its quarterly financial results, in

 5

that CA reported revenue for the fourth quarter of fiscal year 2000 that included revenue associated with license agreements finalized after March 31, 2000. Through its false filings and statements, CA reported earnings per share of $1.13 cents exclusive of non-recurring charges and thereby created the false and fraudulent appearance that CA had met the consensus earnings estimate for the quarter.

Obstruction of Justice

17.	In or about the beginning of 2002, the United States Attorney’s Office for the Eastern District of New York (the “United States Attorney’s Office”), the Federal Bureau of Investigation (the “FBI”) and the Northeast Regional Office of the Securities and Exchange Commission (the “SEC”) began investigations into CA’s accounting practices, including whether, during the late-1990s and thereafter, CA engaged in improper accounting practices with the intent to overstate its fiscal quarterly revenue to make it appear as though the company had met consensus estimates. Since June 2002, a grand jury sitting in the Eastern District of New York has been considering evidence about CA’s accounting practices. (These investigations are referred to collectively as the “Government Investigations.”)

18.	In or about February 2002, CA retained a law firm (the “Company’s Law Firm”) to represent it in connection with the Government Investigations. Through the Company’s Law Firm, CA represented to the United States Attorney’s Office, the FBI and the SEC that it was committed to cooperating fully with the Government Investigations. This representation was also made publicly by CA in press releases, SEC filings and other public statements. Additionally, in a press release issued on February 20, 2002, CA denied that it had engaged in any improper accounting practices, declaring: “The reporting of our financial results has always been in accordance with applicable accounting principles.”

19.	Shortly after being retained in February 2002, the Company’s Law Firm met with certain former CA officers and executives in order to inquire into their knowledge of the practices that were the subject of the Government Investigations. During these meetings, the former officers and executives did not disclose, falsely denied and otherwise concealed the existence of the 35-day month practice. Moreover, the former officers and executives concocted and presented to the Company’s Law Firm an assortment of false justifications, the purpose of which was to support their false denials of the 35-day month practice. The former officers and executives knew, and in fact intended, that the Company’s Law Firm would and did present these false justifications to the United States Attorney’s Office, the FBI and the SEC, and further knew and believed that their false statements and concealment of material information would have the effect of obstructing and impeding the Government Investigations.

20.	On September 6, 2002, former CA executive Lloyd Silverstein was interviewed by FBI agents and others at the United States Attorney’s Office in Brooklyn, New York. During the interview, Silverstein made materially false statements and

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representations in an attempt to conceal the existence of the 35-day month practice and his involvement in the practice.

21.	In late-July 2003, the Audit Committee of CA’s Board of Directors retained a second law firm (the “Audit Committee’s Law Firm”) to conduct an internal investigation into CA’s accounting practices, focusing on the 35-day month practice. As part of its internal investigation, the Audit Committee’s Law Firm conducted interviews of, and met with, CA executives and officers. During these interviews and meetings, certain former CA officers and executives did not disclose, falsely denied and otherwise concealed the existence of the 35-day month practice. Moreover, the former officers and executives concocted and presented to the Audit Committee’s Law Firm, and members of CA’s Audit Committee, an assortment of false justifications, the purpose of which was to support their false denials of the 35-day month practice. The former officers and executives knew and believed that their false statements and concealment of material information would have the effect of obstructing and impeding the Government Investigations.

22.	Before being interviewed by the Company’s Law Firm, the Audit Committee’s Law Firm and the U.S. Attorney’s Office, the FBI and the SEC, certain former CA officers and executives met and conferred with one another. During these meetings, the former officers and executives agreed that, acting in concert, they would falsely deny and otherwise conceal the existence of the 35-day month practice, in part by giving intentionally vague or misleading answers to questions about the existence of the practice.